Exhibit 5.1

November 12, 2019
NewLink Genetics Corporation
2503 South Loop Drive
Ames, IA 50010
(515) 296-5555

Ladies and Gentlemen:
We have acted as counsel to NewLink Genetics Corporation, a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 5,293,541 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), pursuant to the Company’s 2009 Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, the Plan and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents by persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP
By: /s/ James C.T. Linfield
James C. T. Linfield, Esq.

Cooley LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023
t: (720) 566-4000 f: (720) 566-4099 cooley.com